Putnam Equity Income Fund
11/30/14 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	  51,478
        Class B	  839
        Class C   2,024
	Class M   464

72DD2   Class R   1,360
        Class R5  228
        Class R6  4,655
        Class Y   22,721



73A1    Class A	  0.320
        Class B	  0.162
        Class C   0.170
	Class M   0.217

73A2    Class R   0.270
        Class R5  0.401
        Class R6  0.412
        Class Y   0.375

74U1    Class A	  157,798
        Class B	  5,043
        Class C   13,602
        Class M	  2,212

74U2    Class R   5,263
        Class R5  1,886
        Class R6  13,670
        Class Y   62,279

74V1    Class A	  22.76
        Class B	  22.51
        Class C   22.52
	Class M   22.50

74V2    Class R   22.60
        Class R5  22.77
        Class R6  22.77
        Class Y   22.76


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy

Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.